Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521
Phone: Fax:	404/ 572-4600 404/572-5100
www.kslaw.com

March 12, 2015

Columbia Property Trust, Inc.

Columbia Property Trust Operating Partnership, L.P.

One Glenlake Parkway

Suite 1200

Atlanta, Georgia 30328

Re: $350,000,000 aggregate principal amount of 4.150% Senior Notes due 2025 of Columbia Property Trust Operating Partnership, L.P.

Ladies and Gentlemen:

We have acted as counsel to Columbia Property Trust, Inc., a Maryland corporation (the “Guarantor”), and Columbia Property Trust Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the offering by the Operating Partnership of $350,000,000 aggregate principal amount of 4.150% Senior Notes due 2025 (the “Notes”) and the guarantee thereof (the “Guarantee”) by the Guarantor. The Notes will be issued pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated September 14, 2014, and a Prospectus Supplement relating to the Notes, dated March 9, 2015 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. This opinion is being provided at your request for incorporation by reference into the Registration Statement.

The Notes have been issued under an indenture (the “Base Indenture”) by and among the Guarantor, the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) by and among the Guarantor, the Operating Partnership and the Trustee. In our capacity as such counsel, we have reviewed the Indenture and form of the Notes. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Operating Partnership and the Guarantor.

Columbia Property Trust, Inc.

Columbia Property Trust Operating Partnership, L.P.

March 12, 2015

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	upon the issuance and sale thereof as described in the Prospectus Supplement and, when executed by the Operating Partnership and duly authenticated by the Trustee in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms; and

2.	upon the issuance and sale of the Notes as described in the Prospectus Supplement, and when the Notes have been duly executed by the Operating Partnership and the Guarantor and duly authenticated by the Trustee in accordance with the terms of the Indenture, the Guarantee will be the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions set forth above are subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

This opinion is limited in all respects to the laws of the States of Maryland and New York and the Delaware Revised Uniform Limited Partnership Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

With respect to matters governed by the laws of the State of Maryland we have relied, with the consent of such counsel, upon the opinion, dated as of the date hereof, of Venable LLP. Our opinion with respect to such matters are subject to the same qualifications, assumptions and limitations as are set forth in such opinion.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Operating Partnership and the Guarantor in connection with the matters addressed herein.

Columbia Property Trust, Inc.

Columbia Property Trust Operating Partnership, L.P.

March 12, 2015

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to a Current Report on Form 8-K. We also consent to the reference to this firm as having passed on the validity of the Notes and the Guarantee under the caption “Legal matters” in the Prospectus Supplement.

Very truly yours,

/s/ King & Spalding LLP